Exhibit 21.1	Subsidiaries of Astoria Financial Corporation

Jurisdiction of Incorporation

Subsidiaries of Astoria Financial Corporation

Astoria Federal Savings and Loan Association
	a/k/a Astoria Federal Savings or Astoria Federal	United States
	Astoria Capital Trust I	Delaware
	AF Insurance Agency, Inc.	New York

Subsidiaries of Astoria Federal Savings and Loan Association

	AF Agency, Inc.	New York
	Astoria Federal Mortgage Corp.	New York
Astoria Federal Savings and Loan Association
	Revocable Grantor Trust	New York
	Fidata Service Corp.	New York
	Suffco Service Corporation	New York
	Marcus I Inc.	New York

Astoria Federal has two subsidiaries which may qualify for alternative tax treatment under Article 9A of the New York State Tax Law and therefore, although inactive, are retained by Astoria Federal.

Astoria Federal has four additional subsidiaries, one of which is a single purpose entity that has an interest in a real estate investment, which is not material to our financial condition, and two of which have no assets or operations but may be used to acquire interests in real estate in the future. The fourth such subsidiary serves as a holding company for one of the other three.

Astoria Federal has three additional subsidiaries which are inactive, two of which Astoria Federal intends to dissolve.